Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-103939 and 333-109173 on Form S-8 and in Registration Statement No. 333-135603 on Form S-3 of our reports dated March 13, 2009, relating to the consolidated financial statements of Jones Soda Co. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
March 13, 2009